                                            Filed Pursuant to Rule 433
                                             Registration No. 333-109365

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION

Issuer:	National Rural Utilities Cooperative Finance Corporation
Ratings:	A1 / A+/ A+ (all with stable outlook)
Principal Amount:	$1,000,000,000
Security Type:	Extendible Collateral Trust Bonds
Legal Format:	SEC Registered
Issue Price:	100.00% of principal amount
Minimum Denominations	$1,000 and integral multiples thereof
Settlement Date:	May 10, 2006
Initial Maturity Date:	June 1, 2007
Maturity Extension Option:	On each Election Date, to the date occurring 366 calendar days from and including the 1st day of the next succeeding month
Election Date	1st day of each month, from June 1, 2006 to May 1, 2010, inclusive
Final Maturity Date:	June 1, 2011
Interest Payment Dates:	1st day of each month, beginning on June 1, 2006
Interest Reset Dates:	May 10, 2006 for the initial interest period, and the 1st day of each month thereafter
Interest Determination Dates:	2 London business days prior to the relevant Interest Reset Date
Coupon	1-month LIBOR (Telerate 3750) + the Spread
Spread:	For Interest Reset Dates Occurring	Spread
	From and including May 10, 2006 to and including May 1, 2007	Minus 0.01%
	From and including June 1, 2007 to and including May 1, 2008	Plus 0.01%
	From and including June 1, 2008 to and including May 1, 2009	Plus 0.02%
	From and including June 1, 2009 to and including May 1, 2010	Plus 0.03%
	From and including June 1, 2010 to and including May 1, 2011	Plus 0.04%
Underwriters:	Lehman Brothers Inc. (Joint Book-Running Manager) LaSalle Financial Services, Inc. (Joint Book-Running Manager) Deutsche Bank Securities Inc. (Joint Book-Running Manager)
Calyon Securities (USA) Inc. (Senior Co-Manager)
HSBC Securities (USA) Inc. (Senior Co-Manager)

Greenwich Capital Markets, Inc. (Senior Co-Manager)
Comerica Securities, Inc. (Co-Manager)
Credit Suisse Securities (USA) LLC (Co-Manager)
J.P. Morgan Securities Inc. (Co-Manager)
Key Banc Capital Markets, A Division of McDonald Investments Inc. (Co-Manager)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (Co-Manager)
Mitsubishi UFJ Securities International plc (Co-Manager)
Piper Jaffray & Co. (Co-Manager)
Rabo Securities USA, Inc. (Co-Manager)
Scotia Capital (USA) Inc. (Co-Manager)
SunTrust Capital Markets, Inc. (Co-Manager)
UBS Securities LLC (Co-Manager)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR(R)) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847, from LaSalle Financial Services, Inc. by calling 1-888-226-3756 or from Deutsche Bank Securities Inc. by calling 1-800-503-4611